UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2016

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania		15203-2329
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 432-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2016, American Eagle Outfitters, Inc. (the “Company”) announced the appointment of Robert L. Madore as Executive Vice President, Chief Financial Officer, effective October 28, 2016. Mr. Madore will replace Scott Hurd, who has served as the Company’s Interim Chief Financial Officer since April 1, 2016. Mr. Hurd will continue with the Company as Senior Vice President and Chief Accounting Officer. Mr. Madore will serve as the Company’s principal financial officer.

Mr. Madore, age 51, joins the Company after having served as the Chief Financial Officer of Ralph Lauren Corporation from April 2015 to September 2016. Prior to that role, Mr. Madore held a number of key financial and operational roles at the Ralph Lauren Corporation, including Senior Vice President of Corporate Finance from December 2010 to March 2015, and Senior Vice President of Operations and Chief Financial Officer of its retail division from 2004 to December 2010. Before joining Ralph Lauren, Mr. Madore was Chief Financial Officer for New York & Company from 2003 to 2004, and served as Chief Operating Officer and Chief Financial Officer of FutureBrand, a division of McCann Erickson, from 2001 to 2003. Before that, he held various executive management positions at Nine West Group, Inc. from 1995 through 2000. Mr. Madore began his career in 1987 at Deloitte & Touche until 1995, and holds a Bachelor of Science in Accounting and Economics from Southern Connecticut State University. Mr. Madore is a certified public accountant.

Pursuant to the Company’s offer letter, executed on September 23, 2016 (the “Offer Letter”), Mr. Madore will receive the following compensation and benefits:

(1)	An annual base salary of $850,000;

(2)	A sign-on bonus of $500,000, subject to a repayment agreement;

(3)	Relocation expenses, subject to a repayment agreement;

(4)	Eligibility to receive an annual incentive cash bonus with a target opportunity of 85% of his salary and a maximum opportunity of 170% of his salary. The bonus is contingent upon the achievement of Company and brand (if applicable) financial performance-based goals to be established by the Compensation Committee of the Board of Directors (the “Committee”) and Mr. Madore’s overall level of performance;

(5)	Beginning in Spring 2017, an annual Restricted Stock Unit award (“Annual RSU Award”) in respect of a number of shares equal to $255,000 divided by the closing price of the Company’s common stock on the grant date. The Annual RSU Award will vest proportionally over three years from the grant date based solely on continued service to the Company over that period;

(6)	Beginning in Spring 2017, an annual grant of a Performance Share Plan award (“Annual PS Award”). The target number of shares which he may earn under the Annual PS Award is $595,000 divided by the closing price of the Company’s common stock on the grant date. Vesting of the Annual PS Award will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the Annual PS Award will vest at the time the Committee certifies the level of achievement for the goals for the 3-year period, subject to continued service; and

(7)	Eligibility to participate in the Company’s employee benefit, retirement, deferred compensation and relocation plans, programs or policies that are in effect and generally available to the other senior executives of the Company.

If Mr. Madore’s employment terminates voluntarily or for cause within approximately two years following his start date, a portion of the sign-on bonus and relocation expenses, prorated based on the period of Mr. Madore’s employment, is subject to repayment.

In addition, on September 23, 2016, the Company also entered into a Confidentiality, Non-Competition and Intellectual Property Agreement, as well as a Change in Control Agreement with Mr. Madore. The terms of Mr. Madore’s Change in Control Agreement are substantially the same as the change in control agreements with the Company’s other executive officers, which are described in the Form 8-K the Company filed with the U.S. Securities and Exchange Commission on April 26, 2010.

Other than as described herein, there is no arrangement or understanding between Mr. Madore and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Madore and any of the Company’s directors or executive officers. There are no transactions to which Mr. Madore has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter and Change in Control Agreement are not complete and are qualified in their entirety by the full text of the Offer Letter and the Change in Control Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. A copy of the press release announcing Mr. Madore’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter, between American Eagle Outfitters, Inc. and Robert Madore, dated September 21, 2016.

10.2	Change in Control Agreement, between American Eagle Outfitters, Inc. and Robert Madore, dated September 23, 2016.

99.1	Press release of American Eagle Outfitters, Inc., issued on September 29, 2016 announcing a management change.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.

Date: September 29, 2016	By:	/s/ Jennifer Stoecklein
Jennifer Stoecklein Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, between American Eagle Outfitters, Inc. and Robert Madore, dated September 21, 2016.

10.2	Change in Control Agreement, between American Eagle Outfitters, Inc. and Robert Madore, dated September 23, 2016.

99.1	Press release of American Eagle Outfitters, Inc., issued on September 29, 2016 announcing a management change.